Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 18, 2015 (except for the effects of the sale of the Packaging Business described in Note 3, as to which the date is February 26, 2016), with respect to the consolidated financial statements for the years ended December 27, 2014 and December 28, 2013 included in the Annual Report of Cenveo, Inc. and subsidiaries on Form 10-K for the year ended January 2, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Cenveo, Inc. and subsidiaries on Forms S-8 (File Nos., 333-26743, 333-61467, 333-74490, 333-118861, 333-153447, 333-161927, 333-176289, 333-166929, 333-178203 and 333-161925).

/s/ Grant Thornton LLP
New York, New York
February 26, 2016